Exhibit 99.1

2901 Patrick Henry Drive Santa Clara, CA 95054 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com
EEchelon Reports Second Quarter 2016 Results

-- Growth in lighting product line -

-- Improvement in EPS --

Santa Clara, Calif., August 9, 2016 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the second quarter ended June 30, 2016.

“Total revenues exceeded our expectations in the second quarter, lighting revenues increased sequentially and we saw solid improvement to our bottom line,” said Ron Sege, Chairman and CEO of Echelon. “Industry reports and our own customer activity both point to accelerating momentum in the adoption of outdoor connected lighting, presenting a significant opportunity for Echelon. During the quarter our embedded systems business recovered to its historical trajectory after a relatively weak first quarter. Finally, we made the decision to bring the strategic alternative evaluation process announced last August to a close, allowing us to focus fully on the opportunities in both lighting and embedded systems.”

Financial Highlights

•	Revenues: $8.1 million

•	Operating expenses remained historically low, down 43.0% from a year ago

•	GAAP Net Loss: $571,000; GAAP Net Loss per Share: $0.13

•	Non-GAAP Net Loss: $586,000; Non-GAAP Net Loss per Share: $0.13

•	Cash & investments of $24.2 million

•	Cash generated of $526,000 compared to a cash burn of $11.7 million a year ago

Revenues were $8.1 million in the second quarter, down from $9.4 million in the same period of 2015 and $8.6 million in the first quarter of 2016. As expected, the decrease in revenues from the first quarter of 2016 is attributable to a $1.3 million reduction in shipments to Enel. Revenues from lighting and embedded systems both grew sequentially; the latter primarily due to channel inventory dynamics. As expected, our embedded systems business is continuing its long-term decline, exacerbated by the reduction in shipments to Enel.

GAAP gross margin in the second quarter was 58.4% compared with 59.2% in the second quarter of 2015 and 55.6% in the first quarter of 2016. The fluctuations in gross margin were predominantly due to product mix and overall revenue levels.

Total operating expenses for the quarter decreased to $5.7 million from $10.1 million in the second quarter of 2015 due to ongoing cost reduction initiatives, including right-sizing of facilities. In the second quarter of 2015 we terminated the long-term leases for our corporate headquarters facility, which resulted in a one-time charge of $3.3 million. Total operating expenses during the second quarter of 2016 remained relatively flat as compared to the first quarter. Our sales and marketing expenses increased as we further enhanced our lighting-centric salesforce. We also experienced a modest increase in general and administrative expenses resulting from project related costs that we do not expect to continue going forward. These increases were offset by lower product development expenses.

GAAP net loss for the second quarter was $571,000, or $0.13 per share, compared with a net loss of $5.2 million, or $1.17 per share, in the same period last year, and a net loss of $953,000, or $0.22 per share, in the previous quarter.

Non-GAAP net loss for the second quarter was $586,000, or $0.13 per share, compared with non-GAAP net loss of $2.0 million, or $0.46 per share, for the second quarter of 2015, and $1.2 million, or $0.27 per share, in the previous quarter.

Included in both our GAAP and non-GAAP results for the second quarter of 2016 were foreign currency translation gains of $486,000. This compares to foreign currency translation losses of $422,000 in the second quarter of 2015, and of $221,000 in the first quarter of 2016. These foreign currency translation gains and losses are attributable to our foreign currency denominated short-term intercompany balances.

Customer Highlights

The following activity is indicative of the interest we are seeing in the marketplace for our outdoor lighting and embedded solutions. In addition to energy savings, customers are increasingly interested in the safety- and comfort-enhancing aspects of our control systems.

•
In Bellingham, WA, our city-wide deployment of 3,615 streetlights with wireless technology on roadway lights and ‘invisible’ powerline communication on highly-visible decorative luminaries was completed this quarter.

•	In a large Canadian city of over a million people, we have deployed a pilot project for the first of a number of multi-level parking structures and multiple parking lots.

•	At a U.S. military base in the Pacific northwest, we began a small pilot during the second quarter using our RF controllers and microwave sensors.

•
In Vadnais Heights, MN, we have shipped and expect to deploy a city-wide intelligent lighting system in August. This project will serve as a showcase for adjacent suburbs and could lead to significant follow-on opportunities.

•
At a Silicon Valley Fortune 100 company HQ, our successful adaptive lighting pilot program has led to an order for installation across a complete garage and deployment is currently underway. Importantly, in addition to energy savings, this system can enhance safety and comfort through our ‘predictive path’ feature that brightens the way for cars and pedestrians. In the U.S., nearly 1 in 10 violent and property crimes occur in parking facilities according to the Business of Justice Statistics as do a staggering 1 in 5 motor vehicle accidents.

•
The Port of Seattle, which manages the physical port, marinas and Sea-Tac airport, among other facilities, has ordered and plans to install our RF lighting controllers and microwave sensors into the Shilshole Marina.

•
In the city of Bloemfontein, South Africa, a partner of Echelon’s has installed a 3,000 light project using its outdoor lighting controllers, based on Echelon powerline technologies, with 45 of Echelon’s SmartServers along with 40 Street Light Bridges. This initial project has expanded to include another 1,000 lights and SmartServers, which have already been shipped and are scheduled to be installed during the third quarter.

•
This quarter we rolled out four new deployments at four automotive dealerships and continue to focus on national, independent and large automotive dealerships. We believe this is a promising vertical market, at an estimated $350 million potential opportunity in U.S. alone.

•
In our embedded business, we won a project to install new card readers in gas dispensers for a gas pump distributor. We anticipate substantial growth in this market due to the implementation of the EMV Liability Shift, which requires that gas station merchants install chip readers in their gas dispensers by October 2017.

Product Highlights

•	Cloud and enterprise central management system (CMS)

◦
This quarter we added new capabilities for intelligently managing lighting using our popular building management systems. These provide customers with a ‘single pane of glass’ to manage multiple aspects of their buildings, including HVAC and lighting. This can lower training costs and capex outlays.

◦
The LumInsight Desktop v5.1 CMS can now manage wired and wireless outdoor lighting applications with easy-to-use software and improve site diagnostics tools for performing ‘health checks' on large multi-site installations from a single dashboard. Lumewave by Echelon® provides cities and municipalities with this hybrid capability for integrating roadway lights with decorative, tunnel and parking structures through the LumInsight Desktop, which is currently being deployed in customer field trials.

•	Multi-protocol, multi-technology gateways

◦
The BACnet® Gateway Interface is now available for Lumewave by Echelon wireless RF control systems. This two-way BACnet interface also allows existing business automation systems to communicate with and coordinate control of lighting systems for facility-wide energy management and operations through a system dashboard. The BACnet Gateway Interface is currently being deployed in customer trials.

Sales & Marketing Highlights

•
Echelon’s Lumewave Powerline-RF Gateway was recently awarded inclusion in the Illuminating Engineering Society (“IES”) 2016 Progress Report. Along with other recipients of this award, we will be recognized in late October at the IES Annual Conference. Progress Report winners will also be recognized in the January issue of LD+A magazine, the Society’s publication, which is a gold winner for general excellence in publishing and one the world’s most acclaimed business-to-business magazines.

•
Rita Renner, LEED® GA, Director of Global Marketing at Echelon, has been selected to moderate a panel on the Challenges and Rewards of Smart Outdoor Lighting at this year’s IES Annual Conference. Panelists will be addressing the opportunities and challenges of outdoor lighting focusing on acceptance and validation points.

•
We continued to add sales people with solid lighting experience and strong industry contacts to our dedicated lighting sales team. Already, they have contributed to our lighting pipeline and longer-term, we expect sales to ramp as we extend our market reach and further penetrate key verticals.

Corporate Updates

•
As reported on a Form 8-K filed with the Securities and Exchange Committee today, we announced that our Audit Committee has decided to change our Independent Registered Public Accounting Firm from KPMG LLP (“KPMG”) to Armanino LLP in order to lower our annual audit fees, which we expect could be reduced by at least 50% from current levels. This decision is part of our overall strategy to reduce costs and in no way results from any disagreements with KPMG or reportable events that would require disclosure.

•
On August 6, 2015, we announced that our Board of Directors had formed a Strategic Committee of independent directors to identify and evaluate the feasibility and relative merits of various financial strategies, including the possible purchase of third party assets, combinations or sale of our company or its assets, and to compare such strategies to our prospects as a stand-alone entity. We engaged Goldman Sachs as our financial advisor in support of these activities. As part of this process, we engaged with a number of potential strategic and financial acquirers and investors, conducted due diligence on our business and engaged in discussions with us regarding potential transactions. After weighing the various opportunities and risks facing us, our Board of Directors and the Strategic Committee concluded that our most attractive option would be to draw the formal evaluation process to a close and continue to pursue our business as a stand-alone entity, particularly in light of the progress we have made in the past year in building and bringing to market a comprehensive networked lighting control solution, developing a lighting-focused sales team, and refreshing our embedded systems product line.

Industry Updates

•
While somewhat controversial, the American Medical Association recently adopted an official policy statement about high-intensity street lighting and issued guidelines on how communities can choose LED streetlights to “minimize potential harmful human health and environmental effects.” This comes in response to the adoption of LED street lighting sweeping the country. Among other concerns, the AMA noted street lighting should have a low color temperature. Echelon’s controls systems can help address these concerns and, with only 10% of existing US street lighting converted to LED, we believe the opportunities are significant.

Outlook

Echelon’s guidance for the third quarter of 2016 is as follows:

•	Total revenues are expected to be $8.0 million to $8.4 million

•	Gross margin is expected to be in a range of 55% to 57%

•	Operating expenses are expected to be in a range of $5.8 million to $6.0 million

•	GAAP loss per share is expected to be between $0.24 and $0.36, based on 4.4 million fully diluted weighted average shares outstanding

•	Excluding expected non-cash equity compensation charges of $0.04 per share, non-GAAP loss per share is expected to be between $0.20 and $0.32

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON), a pioneer in developing open-standard control networking platforms, delivers elements necessary to design, install, monitor and control industrial-strength ‘communities of devices’ within the Internet of Things and related markets worldwide, including the lighting and building automation market segments. Echelon sells its lighting products under the Lumewave by Echelon brand and its building automation and other IIoT-related products as part of its IzoT® platform. With more than 100 million Echelon-powered devices installed worldwide, Echelon enables its customers to easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. By utilizing Echelon’s products, customers can reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at http://iiot.echelon.com, or www.echelon.com and at the company's blog at blog.echelon.com.

Echelon, the Echelon logo, Lumewave by Echelon, and IzoT are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Use of Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, we have provided in this press release certain measures that have not been prepared in accordance with GAAP. These non-GAAP financial measures consist of (i) non-GAAP net income, which is defined as net income less stock-based compensation expense, adjustments to contingent consideration, and income tax effect of reconciling items, and (ii) non-GAAP net income per share, which is defined as non-GAAP net income divided by the fully diluted weighted-average number of shares outstanding.
We use these non-GAAP financial measures internally to analyze our financial results and trends, prepare and approve our annual budget, and develop short- and long-term operating plans. We believe these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends. However, it is important to note that these non-GAAP financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures used by other companies. In addition, stock-based compensation expense and other excluded items may have a material impact on our reported financial results. As a result, these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable financial information prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

Risk Factors Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. Forward looking statements include, without limitation, statements regarding our future financial and operating performance, including our guidance for the third quarter of 2016, opportunities for future growth, the size of prospective markets, and our business strategy, plans and objectives. Actual results could differ materially from those projected in our forward-looking statements as a result of a number of risks and uncertainties, including, but not limited to, risks associated with the continued development and growth of markets for Echelon's products; failure to achieve revenue estimates or maintain expense controls; changes in our headcount growth or the fair market value of our common stock, either of which could impact our ability to estimate our future stock-based compensation expense; circumstances that may delay the time frame for achieving our business outlook; our ability to attract and retain talent; the risk of competition that may arise as the market develops or through consolidations in the industry; the timely development of our products and services and the ability of those products and services to perform as designed and meet customer expectations; the success of the pilot programs, including the extent to which pilot programs result in follow-on orders; the risk that we do not meet expected or required shipment, delivery or acceptance schedules for our products, which could cause us to incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The financial information presented in this release reflects estimates based on information that is available to us at this time. We undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in our Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Investor Relations Contacts:
Annie Leschin
StreetSmart Investor Relations
+1 (415) 775-1788
annie@streetsmartir.com

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$10,807	$7,691
Restricted investments	1,401	1,401
Short-term investments	12,000	16,978
Accounts receivable, net	3,664	4,030
Inventories	2,814	2,893
Deferred cost of goods sold	1,339	1,122
Other current assets	888	1,109
Total current assets	32,913	35,224
Property and equipment, net	499	595
Other long-term assets	2,116	2,227
	$35,528	$38,046
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,459	$2,267
Accrued liabilities	1,821	2,885
Deferred revenues	4,411	3,359
Total current liabilities	7,691	8,511
Long-term liabilities	739	614
Total stockholders’ equity	27,098	28,921
	$35,528	$38,046

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$8,061	$9,363	$16,708	$19,231
Cost of revenues (1)	3,354	3,821	7,191	8,065
Gross profit	4,707	5,542	9,517	11,166
Operating expenses:
Product development (1)	1,886	2,340	4,126	4,952
Sales and marketing (1)	1,625	2,194	2,938	4,382
General and administrative (1)	2,219	2,187	4,218	5,008
Lease termination charges	—	3,337	—	3,337
Total operating expenses	5,730	10,058	11,282	17,679
Loss from operations	(1,023)	(4,516)	(1,765)	(6,513)
Interest and other income (expense), net	503	(458)	298	380
Interest expense on lease financing obligations	—	(128)	—	(380)
Loss before provision for income taxes	(520)	(5,102)	(1,467)	(6,513)
Income tax expense	51	61	57	74
Net loss	$(571)	$(5,163)	$(1,524)	(6,587)

Basic and diluted net loss per share	$(0.13)	$(1.17)	$(0.34)	$(1.50)

Shares used in computing net loss per share:
Basic and Diluted	4,420	4,406	4,419	4,404

(1) Amounts include stock-based compensation costs as follows:
Cost of revenues	$(88)	$(27)	$(46)	$(68)
Product development	(58)	36	(12)	135
Sales and marketing	(12)	(7)	(121)	(90)
General and administrative	143	(206)	241	(24)
Total stock-based compensation expenses	$(15)	$(204)	$62	$(47)

ECHELON CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
GAAP net loss	$(571)	$(5,163)	$(1,524)	$(6,587)

Stock-based compensation	(15)	(204)	62	(47)
Adjustment to contingent consideration	—	—	(318)	—
Lease termination charges	—	3,337	0	3,337
Total non-GAAP adjustments to earnings from operations	(15)	3,133	(256)	3,290
Income tax effect of reconciling items	—	—	—	—
Non-GAAP net loss	$(586)	$(2,030)	$(1,780)	$(3,297)
Non-GAAP net loss per share:
Diluted	$(0.13)	$(0.46)	$(0.40)	$(0.75)
Shares used in computing net loss per share:
Diluted	4,420	4,406	4,419	4,404

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015

Cash flows provided by (used in) operating activities:
Net loss	$(1,524)	$(6,587)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	261	1,076
Increase in allowance for doubtful accounts	2	17
Lease termination charges	—	3,337
Increase in accrued investment income	(20)	(16)
Stock-based compensation	62	(47)
Adjustment to contingent consideration	(318)	(96)
Change in operating assets and liabilities:
Accounts receivable	364	110
Inventories	79	317
Deferred cost of goods sold	(230)	145
Other current assets	219	(285)
Accounts payable	(791)	(1,441)
Accrued liabilities	(1,022)	(279)
Deferred revenues	1,038	(322)
Deferred rent	99	(148)
Net cash used in operating activities	(1,781)	(4,219)

Cash flows provided by (used in) investing activities:
Purchases of available‑for‑sale short‑term investments	(7,988)	(3,991)
Proceeds from maturities and sales of available‑for‑sale short‑term investments	13,000	12,852
Capital expenditures	(67)	(16)
Net cash provided by investing activities	4,945	8,845

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	—	(10,888)
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options	(32)	(129)
Net cash used in financing activities	(32)	(11,017)

Effect of exchange rates on cash:	(16)	(448)

Net change in cash and cash equivalents	3,116	(6,839)
Cash and cash equivalents:
Beginning of period	7,691	13,340
End of period	$10,807	$6,501